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                                                                    EXHIBIT 99.1

                                                                    NEWS RELEASE

SAN JUAN BASIN ROYALTY TRUST
ANNOUNCES ELECTION OF TEXASBANK AS TRUSTEE


     FORT WORTH, Texas, September 30, 2002 -- San Juan Basin Royalty Trust (NYSE
Symbol: SJT) (the "Trust") announced that, at the special meeting of Unit Holders held earlier today, the Unit Holders appointed TexasBank as the successor trustee of the Trust. The resignation of Bank One, N.A., the prior trustee of the Trust, took effect immediately following the adjournment of the special meeting.

     In addition to the appointment of TexasBank, Unit Holders also approved three separate proposals amending the Indenture, the governing document of the Trust. The proposals approved and adopted by the Unit Holders included ministerial amendments to the Indenture, amendments regarding indemnification, and amendments addressing permitted investments and the fees earned by the Trustee.

     The San Juan Basin Royalty Trust is a grantor royalty trust, the principal asset of which is a 75% net overriding royalty interest carved out of certain oil and gas leasehold and royalty interests in the San Juan Basin located in San Juan, Rio Arriba and Sandoval Counties of northwestern New Mexico. Certain of those properties are operated by Burlington Resources Oil & Gas Company L.P.

Contact: Kaye Wilke, Investor Relations, toll-free: (866) 809-4553
         Website: www.sjbrt.com
         e-mail: sjt@texasbank.com
         NYSE Ticker Symbol: SJT